Exhibit 99.1

Contact:	John L. Calmes, Jr. Executive VP, Chief Financial & Strategy Officer, and Treasurer (864) 298-9800

World Acceptance Corporation Names Janet Matricciani Interim CEO

Former company CEO with extensive experience returns to serve company through transition

GREENVILLE, S.C. (April 13, 2026) - World Acceptance Corporation (NASDAQ: WRLD) today announced that its board of directors has appointed Janet Matricciani as interim president and chief executive officer effective April 13, 2026. Ms. Matricciani’s hiring follows the resignation of R. Chad Prashad as president and CEO and a member of the board to pursue other opportunities. The board has initiated a search to identify a permanent replacement.

Janet previously served as our CEO and led a period of significant transformation for the Company, implementing systems and improving operations,” said Board Chair Ken Bramlett, Jr. “We are delighted to welcome her back. Her proven leadership, deep knowledge of the business, and track record of driving results make her well suited to guide the Company through this next phase.”

Ms. Matricciani brings extensive leadership experience across multiple industries, including financial services, technology-enabled tourism, and education. Since her prior tenure as CEO, she has served in senior executive and advisory roles, with a focus on driving operational improvement and strategic growth.

About World Acceptance Corporation

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD) is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, the Company strives to work with its customers to understand their broader financial situations, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations related to Ms. Matricciani’s appointment. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” “intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable,” and any variation of the foregoing and similar expressions, are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties, and you should not place undue reliance on them. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, among others, changes in Ms. Matricciani’s plans and the Company’s ability to attract or retain key personnel. These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors,” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC, and in the Company’s other reports filed with or furnished to the SEC from time to time.

World Acceptance Corporation undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by law. The Company is not responsible for changes made to this document by wire or Internet services.

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